Exhibit (k)(9)
THIRD AMENDMENT TO CREDIT AGREEMENT
          THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of the 17th day of December, 2009 (the “Amendment Date”), by and among MAIN STREET CAPITAL CORPORATION, a Maryland corporation, MAIN STREET CAPITAL PARTNERS, LLC, a Delaware limited liability company, MAIN STREET EQUITY INTERESTS, INC., a Delaware corporation, the LENDERS listed on the signature pages hereof and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent.
R E C I T A L S:
          The Borrower, the Guarantors, the Administrative Agent and the Lenders have entered into a certain Credit Agreement dated as of October 24, 2008, as amended by that First Amendment to Credit Agreement dated March 26, 2009 and that Second Amendment to Credit Agreement dated November 10, 2009 (referred to herein as the “Credit Agreement”). Capitalized terms used in this Amendment that are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.
          The Borrower and Guarantors have requested that the Administrative Agent and the Lenders amend certain terms and conditions of the Credit Agreement. The Lenders, the Administrative Agent, the Guarantors and the Borrower desire to so amend the Credit Agreement upon the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors, the Administrative Agent and the Lenders, intending to be legally bound hereby, agree as follows:
          SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.
          SECTION 2. Amendments. The Credit Agreement is hereby amended as set forth in this Section 2.
          SECTION 2.01. Amendments to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended as follows:
     (a) by amending and restating the definitions of “Borrowing Base”, “First Lien Investment” and “Value” in their entirety to read, respectively, as follows:
     “ “Borrowing Base” means, based on the most recent Borrowing Base Certification Report which as of the date of a determination of the Borrowing Base has been received by the Administrative Agent, (a) at any time the Borrower holds at least eight (8) Eligible Portfolio Investments but fewer than ten (10) Eligible Portfolio Investments, an amount equal to the lesser of (i) the sum of 100% of Unrestricted Cash and Cash Equivalents plus 45% of the Value of Eligible Portfolio Investments plus 45% of the Value of Eligible Senior Bank Loan Investments and (ii) $15,000,000, (b) at any time the Borrower holds at least ten (10) Eligible Portfolio Investments, an amount equal to the sum of 100% of Unrestricted Cash and Cash Equivalents plus 50% of the Value of Eligible Portfolio Investments plus 50% of the Value of Eligible Senior Bank Loan Investments and (c) at any time the Borrower holds fewer than eight (8) Eligible Portfolio Investments, $0; provided, however, that, in no event shall more than 50% of the aggregate Value of the applicable Borrowing Base at any time consist of Eligible Senior Bank Loan Investments.
     “First Lien Investment” means a Portfolio Investment constituting a Debt obligation (other than a Senior Bank Loan Investment) that is secured by the pledge of collateral and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings. ”
          “Value” means as of any date of determination (i) as to any Portfolio Investment other than a Senior Bank Loan Investment, the fair value of such Investment, determined in accordance with, the Investment Company Act and any orders of the Securities and Exchange Commission by the Board of Directors of the Borrower in its good faith judgment and consistent with past practices as described in the Borrower’s 2007 annual report on Form 10-K filed with the Securities and Exchange Commission as such practices may be amended from time to time in accordance with the last sentence in this definition of “Value”, including consideration of valuation procedures of a third-party valuation firm selected by the Borrower and reasonably acceptable to the Administrative Agent, and as approved by the Administrative Agent in its reasonable credit judgment; provided, however, that notwithstanding the foregoing, for purposes of calculating the Borrowing Base, no single Portfolio Investment shall be deemed to have a Value in excess of $10,000,000, and (ii) as to any Portfolio Investment that is a Senior Bank Loan Investment, the least of (a) the remaining principal amount of such Senior Bank Loan Investment multiplied by the most recent price quoted to the Borrower (or Administrative Agent, if lower) on such Senior Bank Loan Investment from an Approved Market Maker, (b) the remaining principal amount of such Senior Bank Loan Investment and (c) if such Senior Bank Loan Investment has been reduced in value below the remaining principal amount thereof, the value of such Senior Bank Loan Investment as required by and in accordance with the Investment Company Act and any orders of the Securities and Exchange Commission by the Board of Directors of the Borrower in its good faith judgment and consistent with past practices as described in the Borrower’s 2007 annual report on Form 10-K filed with the Securities and Exchange Commission as such practices may be amended from time to time in accordance with the last sentence in this definition of “Value”; provided, however, that notwithstanding the foregoing, for purposes of calculating the Borrowing Base, no Eligible Senior Bank Loan Investment shall be deemed to have a Value greater than the cost of such Eligible Senior Bank Loan Investment. The valuation practices described in the Borrower’s 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission may be amended from time to time provided that the Borrower shall furnish to the Administrative Agent, prior to the effective date of any such amendment or modification, prompt notice of any changes in such practices and shall not agree or otherwise permit to occur any modification of such practices in any manner that would or would reasonably be expected to adversely effect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any Loan Document or impair the collectability of any Portfolio Investment without the prior written consent of the Administrative Agent (in its sole discretion).”; and
     (b) by adding the following new definitions in appropriate alphabetical order:
     “ “Approved Market Maker” means a pricing service otherwise acceptable to the Administrative Agent in its sole discretion. The Administrative Agent acknowledges and agrees that the Bloomberg reporting service is an acceptable Approved Market Maker.
     “Eligible Investments” means, collectively, the Eligible Portfolio Investments and the Eligible Senior Bank Loan Investments.
     “Eligible Senior Bank Loan Investment” means, on any date of determination, any Senior Bank Loan Investment of Borrower that meets the following conditions:
     (i) the Senior Bank Loan Investment is evidenced by Investment Documents that are in full force and effect and constitute the legal, valid and binding obligation of the Obligor of such Senior Bank Loan Investment to pay the stated amount of the Loan and interest thereon without right of rescission, set off, counterclaim or defense, and the related Investment Documents are enforceable against such Obligor in accordance with their respective terms and, to the knowledge of the Borrower, are not the subject of any material dispute;
     (ii) the Senior Bank Loan Investment was made in accordance with the terms of the Investment Policies applicable to “marketable securities” and “idle funds investments”;
     (iii) such Senior Bank Loan Investment is a Senior Bank Loan Investment, secured by a first priority, perfected security interest on a substantial portion of the assets of the respective Obligor(s);
     (iv) the terms and conditions of such Senior Bank Loan Investment provide the Borrower with the power to approve or deny any amendments, supplements, waivers or other modifications of such terms and conditions that would (i) increase the commitment or other obligations of the Borrower thereunder, (ii) reduce the amount of, or defer the date fixed for any payment of, principal, interest or fees due or owing to Borrower, or change the manner of application of any payments owing to Borrower, under the Investment

Documents, (iii) change the percentage of lenders under such Senior Bank Loan Investment required to take any action under the applicable Investment Documents, (iv) release or substitute all or substantially all of the collateral held as security for, or release any guaranty given to support payment of the obligations of, the Obligor under the applicable Investment Documents;
     (v) the terms of the Senior Bank Loan Investment have not been amended or subject to a deferral or waiver the effect of which is to (A) reduce the amount (other than by reason of the repayment thereof) or, after giving effect to any applicable grace or cure period, extend the time for payment of principal or (B) reduce the rate or, after giving effect to any applicable grace or cure period, extend the time of payment of interest (or any component thereof), in each case without the consent of the Administrative Agent;
     (vi) the Senior Bank Loan Investment is rated by a debt rating agency or other Person engaged in the business of rating the creditworthiness of debt obligations and is generally trading in the secondary market at no less than 90% of par value;
     (vii) the Senior Bank Loan Investment is not a Defaulted Investment and is not owed by an Obligor that is subject to an Insolvency Event or as to which the Borrower has received notice of an imminent Insolvency Event proceeding;
     (viii) the Obligor of such Senior Bank Loan Investment has executed all appropriate documentation required in accordance with applicable Investment Policies;
     (ix) the Senior Bank Loan Investment, together with the Investment Documents related thereto, is a “general intangible”, an “instrument”, an “account”, or “chattel paper”, within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;
     (x) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Senior Bank Loan Investment have been duly obtained, effected or given and are in full force and effect;
     (xi) the Senior Bank Loan Investment is denominated and payable only in Dollars in the United States and the Obligor is organized under the laws of, and maintains its chief executive office and principal residence in, the United States or any state thereof;
     (xii) the Senior Bank Loan Investment bears current interest, which is due and payable no less frequently than quarterly;
     (xiii) the Senior Bank Loan Investment, together with the Investment Documents related thereto, does not contravene in any material respect any

Applicable Laws and with respect to which no Obligor is in violation of any Applicable Laws or the terms and conditions of such Investment Documents, to the extent any such violation results in or would be reasonably likely to result in (a) an adverse effect upon the value or collectability of such Senior Bank Loan Investment, (b) a material adverse change in, or a material adverse effect upon, any of (1) the financial condition, operations, business or properties of the Obligor or any of its respective Subsidiaries, taken as a whole, (2) the rights and remedies of the Borrower under the Investment Documents, or the ability of the Obligor or any other loan party thereunder to perform its obligations under the Investment Documents to which it is a party, as applicable, taken as a whole, or (3) the collateral securing the Senior Bank Loan Investment, or the Liens thereon or the priority of such Liens;
     (xiv) the Senior Bank Loan Investment, together with the related Investment Documents, is fully assignable subject to the customary right of the obligor in a syndicated loan or credit facility to consent to an assignment (which consent shall not be unreasonably withheld) prior to an event of default under such Senior Bank Loan Investment and the customary right in a syndicated loan or credit facility of the administrative agent under such syndicated loan or credit facility to consent to the assignment (which consent shall not be unreasonably withheld);
     (xv) the Senior Bank Loan Investment was documented and closed in accordance with applicable Investment Policies, and each original promissory note, if any, representing the portion of such Senior Bank Loan Investment payable to the Borrower has been delivered to the Collateral Custodian, duly endorsed as collateral;
     (xvi) the Senior Bank Loan Investment is free of any Liens and the Borrower’s interest in all Related Property is free of any Liens other than Liens permitted under the applicable Investment Documents and all filings and other actions required to perfect the security interest of the Administrative Agent on behalf of the Secured Parties in the Senior Bank Loan Investment have been made or taken;
     (xvii) any Related Property with respect to such Senior Bank Loan Investment is insured in accordance with the applicable Investment Documents;
     (xviii) such Senior Bank Loan Investment will not cause the Borrower to be deemed to own 5.0% or more of the voting securities of any publicly registered issuer or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of the voting securities of any publicly registered issuer;
     (xix) the financing of such Senior Bank Loan Investment by the Lenders does not contravene in any material respect Regulation U of the Federal Reserve Board, nor require the Lenders to undertake reporting thereunder which it would not otherwise have cause to make and such Senior Bank Loan Investment does not represent payment obligations relating to “put” rights relating to Margin Stock;
     (xx) any taxes due and payable in connection with the making of such Senior Bank Loan Investment have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Investment Documents in connection with the making of the Investment;
     (xxi) such Senior Bank Loan Investment does not contain a confidentiality provision that restricts the ability of the Administrative Agent (assuming the Administrative Agent agrees to be bound by the terms of the applicable confidentiality provision), on behalf of the Secured Parties, to exercise its rights under the Loan Documents, including, without limitation, its rights to review the Senior Bank Loan Investment, the related Investment File or the Borrower’s credit approval file in respect of such Senior Bank Loan Investment;
     (xxii) the Obligor of which is not (A) an Affiliate of the Borrower or any other person whose investments are primarily managed by the Borrower or any Affiliate of the Borrower, unless such Senior Bank Loan Investment is a Portfolio Investment or is expressly approved by the Administrative Agent (in its sole discretion), (B) a Governmental Authority or (C) primarily in the business of gaming or nuclear waste;
     (xxiii) all information delivered by any Loan Party to the Administrative Agent with respect to such Senior Bank Loan Investment is true and correct to the knowledge of such Loan Party;
     (xxiv) such Senior Bank Loan Investment is not (A) any type of bond, whether high yield or otherwise, or any similar financial interest, (B) an Equity Security and does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor or (C) a participation interest;
     (xxv) the proceeds of such Senior Bank Loan Investment are not used to finance construction projects or activities in the form of a traditional construction loan where the only collateral for the loan is the project under construction and draws are made on the loan specifically to fund construction in progress; and
     (xxvi) there is full recourse to the Obligor for principal and interest payments with respect to such Senior Bank Loan Investment.
     “Senior Bank Loan Investment” means a Portfolio Investment made pursuant to the Borrower’s Investment Policies with respect to “marketable securities” and “idle funds investments” constituting a Debt obligation (including without limitation term loans, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans) which are made as a lender under a syndicated loan or credit facility.”
          SECTION 2.02 Amendments to Section 2.11(e). Section 2.11(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(e) If at any time (i) the Administrative Agent on behalf of the Secured Parties does not own or have a valid and perfected first priority security interest in any Eligible Investment or (ii) any representation or warranty with respect to any Eligible Investment included in the Borrowing Base is not true and correct, then upon the earlier of the Borrower’s receipt of notice from the Administrative Agent or the Borrower becoming aware thereof, the Borrower shall either (x) repay the Advances outstanding (together with any amounts owing under Article VIII relating to such repayment) to the extent required by Section 2.11(c) after giving effect to the exclusion of such ineligible Portfolio Investment from the Borrowing Base, or (y) substitute an Eligible Investment for such ineligible Portfolio Investment; provided that no such substitution shall be permitted unless (1) such substitute Portfolio Investment is an Eligible Investment on the date of substitution, (2) after giving effect to the inclusion of the substitute Eligible Investment, no repayment of any Advances outstanding shall be required under Section 2.11(c) (after giving effect to the exclusion of such ineligible Portfolio Investment from the Borrowing Base), (3) all representations and warranties of the Borrower contained in Article IV shall be true and correct as of the date of substitution, (4) all actions or additional actions (if any) necessary to perfect the security interest of the Administrative Agent in such substitute Portfolio Investment and related Collateral shall have been taken as of or prior to the date of substitution and (4) the Borrower shall deliver to the Administrative Agent on the date of such substitution (A) a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date and (B) a Borrowing Base Certification Report (including a calculation of Borrowing Base after giving effect to such substitution).”;
          SECTION 2.03 Amendments to Section 4.38. Section 4.38 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “SECTION 4.38. Eligibility of Portfolio Investments. On the date of each Borrowing, (i) the information contained in the Borrowing Base Certification Report delivered pursuant to Section 3 is an accurate and complete listing in all material respects of all the Eligible Investments that are part of the Collateral as of such date, and the information contained therein with respect to the identity of such Portfolio Investment and the amounts owing thereunder is true and correct in all material respects as of such date and (ii) each such Portfolio Investment is an Eligible Investment.”;
          SECTION 2.04 Amendments to Section 4.40. Section 4.40 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “SECTION 4.40. Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Administrative Agent and the Lenders were utilized by the Borrower in identifying and/or selecting the Portfolio Investments that are part of the Eligible Investments and are included in the Borrowing Base.”
          SECTION 2.05. Amendment to Section 5.10. Section 5.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “SECTION 5.10. Loans or Advances. No Loan Party nor any Subsidiary of a Loan Party shall make loans or advances to any Person except: (i) solely to the extent not prohibited by Applicable Laws, employee loans or advances that do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any one time outstanding made on an arms’-length basis in the ordinary course of business and consistently with practices existing on June 30, 2008 and described in the Borrower’s Form 10-Q for the quarter ended June 30, 2008 filed with the Securities and Exchange Commission; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to the Borrower or any Guarantor that is a Consolidated Subsidiary; (iv) loans and advances by SBIC Entities in the ordinary course of business, (v) loans or advances consisting of Portfolio Investments and (vi) loans and advances outstanding on the Closing Date and set forth on Schedule 5.10; provided that after giving effect to the making of any loans, advances or deposits permitted by this Section 5.10, no Default shall have occurred and be continuing. All loans or advances permitted under this Section 5.10 (excluding Senior Bank Loan Investments that are Noteless Loans) shall be evidenced by written promissory notes. The term “Noteless Loans” means a Senior Bank Loan Investment with respect to which: (i) the underlying Investment Documents do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Senior Bank Loan Investment; and (ii) no Loan Party nor any Subsidiary of a Loan Party has requested or received a promissory note from the related Obligor. Except as approved by the Administrative Agent in writing, no Loan Party nor any Subsidiary of a Loan Party shall request or receive a promissory note or other instrument from any Obligor in connection with a Noteless Loan.”
          SECTION 2.06 Amendment to Exhibit E. Exhibit E to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit E attached hereto.
          SECTION 3. Conditions to Effectiveness.
     (a) The effectiveness of this Amendment and the obligations of the Lenders hereunder are subject to the following conditions, unless the Required Lenders waive such conditions in writing:

     (i) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;
     (ii) receipt by the Administrative Agent of all other documents that the Administrative Agent may reasonably request in connection with the transactions contemplated hereby, including without limitation, resolutions certified by the Secretary or Assistant Secretary of the Borrower and Guarantors;
     (iii) the fact that the representations and warranties of the Borrower and Guarantors contained in Section 5 of this Amendment shall be true on and as of the date hereof;
     (iv) the Loan Parties shall have paid all fees owing to the Administrative Agent under any fee letter and all other fees and expenses (including, without limitation, reasonable attorney’s fees and expenses to the extent invoiced and presented to Borrower) payable to the Administrative Agent arising from or relating to the negotiation, preparation, execution, delivery performance or administration of this Amendment; and
     (v) all documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
          SECTION 4. No Other Amendment. Except for the amendments set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation of any Loan Document. The Credit Agreement and this Amendment shall be construed together as a single agreement. Upon the effectiveness of this Amendment as set forth in Section 3, all references to the Credit Agreement contained in the Notes, the Security Agreement, the Pledge Agreement and the other Loan Documents shall mean and include the Credit Agreement, as modified by this Amendment. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes. The Borrower and Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement and the other Loan Documents, as heretofore and hereby amended, all such Loan Documents being hereby ratified and affirmed. The Borrower and Guarantors hereby expressly agree that (i) the Credit Agreement, as amended, and the other Loan Documents are in full force and effect and (ii) the Liens and security interests of the Administrative Agent in the Collateral are in full force and effect.

          SECTION 5. Representations and Warranties. The Borrower and the Guarantors hereby represent and warrant to each of the Lenders as follows:
     (a) No Default or Event of Default under the Credit Agreement or any other Loan Document has occurred and is continuing on the date hereof.
     (b) The Borrower and Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by them.
     (c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and Guarantors and constitutes the legal, valid and binding obligations of the Borrower and Guarantors enforceable against them in accordance with its terms, provided that such enforceability is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditor’s rights generally.
     (d) The execution and delivery of this Amendment and the performance by the Borrower and Guarantors hereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower, or any Guarantor, are not in contravention of or in conflict with the articles of incorporation, bylaws or other organizational documents of the Borrower, or any Guarantor that is a corporation, the articles of organization or operating agreement of any Guarantor that is a limited liability company, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any Borrower, or any Guarantor is party or by which the assets or properties of the Borrower and Guarantors are or may become bound.
     (e) The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Secured Parties, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens except as expressly permitted under the Credit Agreement.
          SECTION 6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.
          SECTION 7. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.
          SECTION 8. Consent by Guarantors. The Guarantors consent to the foregoing amendments. The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement as hereby amended, said Credit Agreement, as hereby amended, being hereby ratified and affirmed. In furtherance and not in limitation of the foregoing, the Guarantors acknowledge and agree that the “Guaranteed

Obligations” (as defined in the Credit Agreement) include, without limitation, the indebtedness, liabilities and obligations evidenced by the Notes and the Loans made under the Credit Agreement as modified by this Amendment. The Guarantors hereby expressly agree that the Credit Agreement, as hereby amended, is in full force and effect.
          SECTION 9. Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
          SECTION 10. Effective Date. Upon satisfaction of the conditions as set forth in Section 3, this Amendment shall be effective as of Amendment Date.
          SECTION 11. Loan Document. This Amendment is a Loan Document and is subject to all provisions of the Credit Agreement applicable to Loan Documents, all of which are incorporated in this Amendment by reference the same as if set forth in this Amendment verbatim.
          SECTION 12. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          SECTION 13. Entire Agreement. This Amendment contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Amendment supersedes all prior drafts and communications with respect hereto.
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          IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

MAIN STREET CAPITAL CORPORATION
By:	/s/ Todd A. Reppert
Name:	Todd A. Reppert
Title:	President and Chief Financial Officer [CORPORATE SEAL]

MAIN STREET CAPITAL PARTNERS, LLC
By:	/s/ Rodger Stout
Name:	Rodger Stout
Title:	Chief Financial & Administrative Officer [CORPORATE SEAL]

MAIN STREET EQUITY INTERESTS, INC.
By:	/s/ Rodger Stout
Name:	Rodger Stout
Title:	Vice President and Treasurer [CORPORATE SEAL]

BRANCH BANKING AND TRUST COMPANY, as Administrative Agent and as a Lender
By:	/s/ Greg Drabik	(SEAL)
Name:	Greg Drabik
Title:	Vice President

COMPASS BANK, as a Lender
By:	/s/ Jason Consoli	(SEAL)
Name:	Jason Consoli
Title:	Senior Vice President